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                                                                January 14, 1998



Buffets, Inc.
10260 Viking Drive
Suite 100
Eden Prairie, Minnesota   55344
Attention:  Clark C. Grant


         Re: Second Amended and Restated Credit Agreement dated as of April 30, 1996, as amended, by and among Buffets, Inc., the Banks, as parties thereto, and First Bank National Association, in its individual capacity and as agent for the banks

Dear Mr. Grant:

                  Reference is made to the above-referenced Second Amended and Restated Credit Agreement, as amended (the "Credit Agreement"). Each capitalized term used herein without being defined that is defined in the Credit Agreement shall have the meaning given to it in the Credit Agreement.

         Pursuant to Section 6.7 of the Credit Agreement the Borrower is prohibited from making Restricted Payments in excess of the limitations set forth in such section.

         The Borrower has requested the permission of the Banks to repurchase its common stock during 1998 for an amount not to exceed $40,000,000 at a price per share not to exceed ten dollars ("Proposed Stock Repurchase"). The Proposed Stock Repurchase would constitute a Restricted Payment and would exceed the limitations set forth in Section 6.7 of the Credit Agreement.

         In reliance upon the Borrower's description of the Proposed Stock Repurchase, as set forth in this letter, and in reliance upon the other information provided by the Borrower to the Banks, the Banks hereby consent to the Proposed Stock Repurchase. This consent is limited to the Proposed Stock Repurchase, and shall not extend to any other Restricted Payment. The Proposed Stock Repurchase shall be in lieu of any other Restricted Payments that would otherwise be permitted by the terms of Section 6.7(b) of the Credit Agreement during 1998. Any material deviation from the description of the Proposed Stock Repurchase contained in this letter and as described by the Borrower to the Banks, shall render this consent null and void. This Consent shall automatically terminate upon the occurrence of an Event of Default.



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         Except as  specifically  provided  above,  the Credit  Agreement  shall remain in full force and effect in accordance with its terms. This consent shall take effect when the Agent shall have received a copy of this consent letter, duly acknowledged by the Borrower.

                                     Very truly yours,


                                     FIRST BANK NATIONAL ASSOCIATION
                                      in its individual capacity and
                                      as Agent

                                     By /s/ Megan G. Mourning
                                     ------------------------

                                     Its: Vice President
                                     ------------------------


Acknowledged and Agreed to this 27 day of January 1998.

BUFFETS, INC.

By /s/ Clark C. Grant
---------------------
Its: EVP
---------------------

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